EX‑35.2

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Rialto

C A P I T A L

2014 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of February 1, 2012 by and among GS Mortgage Securities Corporation II, as Depositor, KeyCorp Real Estate Capital Markets, Inc. as Master
Servicer, Rialto Capital Advisors, LLC as successor Special Servicer to CWCapital Asset Management LLC, Wells
Fargo Bank, National Association as Trustee and Custodian, TriMont Real Estate Advisors, Inc., as Operating
Advisor relating to the GS Mortgage Securities Trust 2012-GC6, Commercial Mortgage Pass-Through Certificates,
Series 2012-GC6 (GSMS 2012-GC6)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special
Servicer”) herein certifies to the following:

1. All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.        A review of the servicing activities and performance by the Special Servicer for the period of January 1,

2014 to December 31, 2014 (the “Reporting Period”) in accordance with the Pooling and Servicing

Agreement has been conducted under my supervision.

3.        To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by:  /s/ Adam Singer                                                                                                                 Date:  March 5, 2015

                      Adam Singer, Managing Director